Exhibit 10.5

AMENDMENT FOUR
TO THE
BURLINGTON RESOURCES INC.
SUPPLEMENTAL BENEFIT PLAN

          WHEREAS, Section 5.6 of the Burlington Resources Inc. Supplemental Benefits Plan (the “Plan”) provides that it may be amended by the Plan’s Management Committee, subject to certain limitations provided therein;

          NOW, THEREFORE, Section 4 of the Plan is hereby amended effective as of January 1, 1997, by adding thereto a new Section 4.10 to read as follows:

          “4.10 Transfer of Benefits from Management Supplemental Benefits Plan. If a Participant in the Burlington Resources Inc. Management Supplemental Benefits Plan (the “Management Plan”) becomes a Participant in this Plan, his or her benefits under the Management Plan shall be automatically transferred to this Plan effective with the commencement date of his or her participation in this Plan and thereafter such benefits shall be payable solely pursuant to the terms and provisions of the Plan.

          Each Participant who has a Memorandum Account under the Management Plan that is being transferred to this Plan shall be given, prior to the transfer, an election to request that all or a specified percentage of such Memorandum Account be invested on one or more of the investment options available under the Plan; however, the Management Committee shall not be obligated to honor any such request. If an election is not received prior to the transfer, or the Management Committee elects not to honor such election, the Memorandum Account shall be invested in the Interest Account hereunder.

          In addition, each Participant whose Memorandum Account under the Management Plan is being transferred to this Plan shall be given, prior to the transfer, an irrevocable election, in accordance with the distribution options specified in Section 4.8, as to the manner in which such transferred Memorandum Account is to be paid following his or her Termination or Permanent Disability; provided, however, no such payment election shall be effective with respect to any Termination or Permanent Disability occurring prior to the next following January 1, unless such Termination is due to the Participant’s death, Permanent Disability occurring after the date of transfer, or involuntary termination by the Company or a subsidiary (whether or not a termination is involuntary shall be determined by the Management Committee).

          Any Beneficiary designation filed by a Participant under the Management Plan shall be deemed applicable to this Plan unless such designation is changed in accordance with the terms of this Plan.”

Except as amended hereby, the Plan shall continue without interruption or change.